Exhibit 10.13

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

Effective January 1, 2016

THIS SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT (“Agreement”) is made and entered into this 1st day of March, 2019, by and between Federal Savings Bank (“Bank”), a bank located in Dover, NH, and Erica Johnson (“Director”).

Article 1 – Benefits Tables

The following tables describe the benefits available to the Director, or the Director’s Beneficiary, upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 3. Except for death, each benefit described is in lieu of any other benefit herein.

Table A: Retirement Benefit

Normal Retirement Age (“NRA”) = 70

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service following Normal Retirement Age	70% of Final Base Fee.	annual installments	Payments begin: 30 days following Separation from Service; subsequent payments shall be made on anniversary of initial payment. Duration of payments: 10 years

Table B: Benefit Available Prior to Retirement

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Separation from Service following the Early Retirement Age, but before Normal Retirement Age	Vested percentage of Accrued Liability Balance	Annual installments	Payments begin: 30 days following Separation from Service; subsequent payments shall be made on anniversary of initial payment. Duration of payments: 10 years

Separation from Service prior to Early Retirement Age	Vested percentage of Accrued Liability Balance	Annual installments	Payments begin: 30 days following Separation from Service; subsequent payments shall be made on anniversary of initial payment. Duration of payments: 10 years

Change in Control	Table A Retirement Benefit, as if Director had remained continuously in active service with the Bank until the Normal Retirement Age. For purposes of calculating the amount of benefit, it shall be assumed that the Final Base Fee would have increased by 4% each year from the date of Change in Control to Normal Retirement Age.	Lump sum

Payment made: upon Change in Control.

No Change in Control of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Agreement and agrees to abide by its terms.

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

Table C: Death Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Death	Vested percentage of Accrued Liability Balance	Lump sum	Payment made: 30 days following Director’s date of death

Article 2 – Purpose

The purpose of this Agreement is to further the growth and development of the Bank by providing Director with supplemental retirement income, and thereby encourage Director’s productive efforts on behalf of the Bank and the Bank’s shareholders, and to align the interests of the Director and those shareholders. The Bank promises to make certain payments to the Participant, or the Participant’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.

Article 3 – Definitions and Construction

It is intended that this Agreement comply and be construed in accordance with Section 409A of the Internal Revenue Code (the “Code”). It is also intended that the Agreement be “unfunded” and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the Director or Beneficiary under the Code prior to actual receipt of benefits.

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1

“Accrued Liability Balance” shall mean the Bank shall account for the benefits provided to the Director under this Agreement in accordance with Generally Accepted Accounting Principles applied in the manner required by the Bank’s primary Federal regulator. The Bank shall establish on its books a reserve account into which it shall accrue no less frequently than quarterly appropriate reserves for the obligations of the Bank under this Agreement, and from which it shall timely deduct payments by the Bank of benefits under this Agreement. The Bank shall not otherwise add to, subtract from, or adjust the balance of the Accrued Liability Balance except as necessary to conform with Generally Accepted Accounting Principles as applied in the manner required by the Bank’s primary Federal Regulator. Notwithstanding the Bank’s agreement to create the Accrued Liability Balance and its accrual of reserved funds with said account, neither the Director, nor the Director’s spouse, any legal representative or Beneficiary of the Director, any successor in interest of any of them, or any other person, shall have any interest therein. All amounts so reserved shall continue for all purposes to be a part of the general assets of the Bank; and all legal and beneficial ownership of all amounts so reserved shall remain at all times in the Bank. To the extent that the Director, the Director’s spouse, any legal representative or Beneficiary of the Director, any successor in interest of any of them, or any other person acquires any right to receive payments from the Bank under this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Bank; and such persons shall have no property interests in any specific assets of the Bank including without limitation, said reserves.

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

3.2	“Beneficiary” shall mean the person(s) designated by the Director, including the estate of the Director, entitled to a benefit under this Agreement.

3.3	“Board” shall mean the Board of Directors of the Bank.

3.4

“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable published authority or guidance; provided, however, that under no circumstances shall (i) the conversion of the Bank to a stock bank and issuance of a controlling interest in the Bank’s stock to a mutual holding company parent owned by the Bank’s depositors (a “mutual Holding Company”), or to a middle tier stock holding company in which such Mutual Holding Company has a controlling interest (a “Middle Tier Holding Company”), or (ii) any transfer of Bank stock from any such Mutual Holding Company or Middle Tier Holding Company to any third party which does not result in the transfer of a controlling interest in the stock of the Bank, or (iii) any transfer by such Mutual Holding Company of Middle Tier Holding Company stock to any third party which does not result in the transfer of a controlling interest in the stock of the Middle Tier Holding Company, constitute a Change in Control for purposes of this Agreement.

3.5	“Early Retirement Age” shall mean the date on which the Director attains age sixty-five (65)

3.6

“Final Base Fee” shall mean the total Board fees, committee fees and retainer earned by the Director during the Plan Year (i.e., the calendar year) ending immediately prior to the Plan Year in which the Director experiences a Separation from Service, if such Separation from Service occurs prior to the conclusion of the last regularly scheduled Board meeting for such Plan Year; and shall mean the total Board fees, committee fees and retainer earned by the Director during the Plan Year in which the Director experiences a Separation from Service, if such Separation from Service occurs at or after the conclusion of the last regularly scheduled Board meeting for such Plan Year. For accounting purposes, it shall be assumed that the Final Base Fee increases by 3% per year until Director’s Separation from Service.

3.7

“Separation from Service” shall mean that the Director has retired or otherwise has a termination of service with the Bank. For purposes of this Agreement, whether a termination of service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Director reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Director would perform after such date would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Director has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

limited to, whether the Director continues to be treated as a Director for other purposes (such as continuation of salary and participation in Director benefit programs), whether similarly situated service providers have been treated consistently, and whether the Director is permitted, and realistically available, to perform services for other service recipients in the same line of business. A Director will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Director during the immediately preceding thirty-six (36) month period. A Separation from Service will not be deemed to have occurred while the Director is on military leave, sick leave, or other bona fide leave of absence, provided Director has the right to continue service under an applicable statute or by contract.

3.8

“Termination for Cause” shall mean termination because of a Director’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than minor traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.

3.9

“Vesting” or “Vested” shall mean: the Director shall be vested in the Accrued Liability Balance in accordance with the following schedule, from the date the Director first commences service with the Bank as a Director (it being understood and agreed that only continuous years of service as a Director of the Bank shall count for purposes of this vesting provision, and that no service with the Bank in any other capacity shall count for purposes of this vesting provision), to a maximum of one hundred percent (100%).

Total Years of Continuous Service As Director of the Bank	Vested (to a maximum of 100%)
0-6	0%
7	25%
8	50%
9	75%
10	100%

Notwithstanding any other provision of this Agreement, in the event of the death of the Director, the Director shall become 100% vested in the Accrued Liability Balance.

Article 4 – Beneficiary

4.1

Beneficiary. Director shall have the right to name a Beneficiary of the death benefit, if any, described in Article 1 herein. Director shall have the right to name such Beneficiary at any time prior to Director’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Director may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

4.2

Failure to Designate a Beneficiary. If Director dies without a valid Beneficiary designation on file with the Plan Administrator, the Director’s surviving spouse, if any, shall become the designated Beneficiary. If Director has no surviving spouse, death benefits shall be paid to the personal representative of Director’s estate.

4.3

Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5 – General Limitations

5.1

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Director’s service is Terminated for Cause. If a dispute arises as to discharge “for Cause,” such dispute shall be resolved by arbitration as set forth in this Agreement. of this Agreement. In the alternative, if the Director is permitted to resign as an alternative to being Terminated for Cause, the Board may, by majority vote, terminate all benefits under this Agreement.

5.2

Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 6 – Administration of Agreement

6.1

Plan Administrator. The Bank shall be the Plan Administrator, unless the Bank appoints a committee to be the Plan Administrator. The Bank may appoint a Committee (“Committee”) of one or more individuals in the service of Bank for the purpose of discharging the administrative responsibilities of the Bank under the Plan. The Bank may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created. The Committee shall represent the Bank in all matters concerning the administration of this Plan; provided however, the final authority for all administrative and operational decisions relating to the Plan remains with the Bank.

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

6.2

Authority of Plan Administrator. The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of this Plan, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Plan, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Plan, and to perform any and all administrative duties under this Plan.

6.3

Recusal. An individual serving as Plan Administrator may be eligible to participate in the Plan, but such person shall not be entitled to participate in discretionary decisions under Article 7 relating to such person’s own interests in the Plan.

6.4

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.5

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.6

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

6.7

Bank Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the date and circumstances of any event triggering a benefit hereunder.

6.8

Annual Statement. Any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement shall provide to the Bank, on the schedule set forth in the Administrative Services Contract, a statement setting forth the benefits to be distributed under this Agreement.

Article 7 – Claims And Review Procedures

7.1

Claims Procedure. A Director or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

7.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3

Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1

Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2

Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3

Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

7.2.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5

Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)

A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8 – Amendments and Termination

8.1

This Agreement may be amended or terminated only by written consent of the Bank and the Director. Any such amendment shall not be effective to decrease or restrict any Director’s accrued benefit under this Agreement, determined as of the date of amendment, unless agreed to in writing by the Director, and provided further, no amendment shall be made, or if made, shall be effective, if such amendment would cause all or any part of the benefits provided hereunder to be included in the gross income of the Director under Code Section 409A.

8.2

Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)

the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

Article 9 – Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

9.2

No Guarantee of Service. This Agreement is not a contract for service. It does not give the Director the right to remain as a director of the Bank, nor does it interfere with the Bank’s right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate service at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4

Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5

Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the state where the Bank’s primary corporate headquarters is located, except to the extent preempted by the laws of the United States of America.

9.6

Unfunded Arrangement. The Director is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life or other informal funding asset is a general asset of the Bank to which the Director has no preferred or secured claim. If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

9.7

Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8

Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

9.9

Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

9.10

Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12

Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13

Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address of the main office of the Bank.

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

9.14

Opportunity to Consult with Independent Advisors. The Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Director’s right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Director acknowledges and agrees shall be the sole responsibility of the Director notwithstanding any other term or provision of this Agreement. The Director further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Director and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.14. The Director further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

9.15

Restriction on Timing of Distribution. Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” of a publicly-traded company. In

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

9.16

Certain Accelerated Payments. The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4), provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).

9.17

Termination or Modification of Agreement by Reason of Changes in the Law, Rules or Regulations. The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement accordingly. Any such termination or modification shall not be effective to decrease or restrict any Director’s Accrued Liability Balance under this Agreement, determined as of the date of amendment, unless agreed to in writing by the Director, and provided further, no amendment shall be made, or if made, shall be effective, if such amendment would cause all or any part of the benefits provided hereunder to be included in the gross income of the Director under Code Section 409A.

9.18	Arbitration of Disputes.

A.

If a dispute arises out of or relates to this Agreement, or the breach hereof, and if such dispute is not settled within a commercially reasonable time (not to exceed sixty (60) days, through negotiations), the parties shall attempt in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to litigation. No resolution or attempted resolution of any dispute or disagreement pursuant to this Section shall be deemed a waiver of any term or provision of this Agreement or consent to any breach or default, unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.

B.

Any dispute or controversy not settled in accordance with the foregoing provision of this Section shall be settled exclusively by binding arbitration to be conducted before three (3) arbitrators in Concord, New Hampshire in accordance with the rules of the American Arbitration Association then in effect. Each party shall select one (1) such arbitrator and two (2) arbitrators so selected shall choose a third.

C.

The parties covenant and agree that they will participate in such mediation and/or arbitration in good faith and that the Bank will bear the fees and expenses of such proceeding charged by the American Arbitration Association (including the fees of the arbitrators). In arbitration, the arbitrator shall not have the power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages, and each party hereby irrevocably waives any claim to such damages.

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

D. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound to the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

[signature page to follow]

FEDERAL SAVINGS BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

IN WITNESS WHEREOF, the Director and a duly authorized representative of the Bank have executed this Agreement as of the date indicated above.

DIRECTOR	FEDERAL SAVINGS BANK

/s/ Erica Johnson	By /s/ Susan A. Zacharias
Erica Johnson
Title VP, Human Resources Director